Exhibit 99.1

Cogo Group, Inc. Reports 2009 Second Quarter Results

•	Q2 Net Revenue: $73.6 million Generally Accepted Accounting Principles (“GAAP”) (a year-on-year increase of 7.9%)
•	Q2 Net Income attributable to Cogo Group, Inc.: $2.5 million GAAP and $5.7 million Non-GAAP
•	Q2 EPS Diluted attributable to Cogo Group, Inc.: $0.07 GAAP and $0.15 Non-GAAP (a year-on-year decrease of 28.6% Non-GAAP)
•	Company provides Q3 guidance of $79-80 million in revenue and Non-GAAP EPS attributable to Cogo Group, Inc. of $0.16-$0.17

SHENZHEN, China, August 6, 2009—Cogo Group, Inc. (NASDAQ: COGO), a leading provider of customized design solutions for the technology manufacturing sector in China, today announced unaudited financial results for its second quarter of 2009. The Company reports quarterly revenue of $73.6 million, up 7.9% year-over-year, compared to $68.2 million reported in the second quarter of 2008.

Net income attributable to Cogo Group, Inc. for the second quarter of 2009 was $2.5 million, down 60.8% from $6.5 million in the same period last year, with Non-GAAP net income attributable to Cogo Group, Inc. of $5.7 million, down 32.1% over the same period last year.  Earnings per share (“EPS”) Diluted attributable to Cogo Group, Inc. on a U.S. GAAP basis was $0.07. Non-GAAP EPS Diluted attributable to Cogo Group, Inc. (which excludes share-based compensation expense and acquisition related costs including amortization of intangible assets and related deferred taxation) was $0.15, down 28.6% from the second quarter of 2008.

Key Financial Indicators
(all numbers in USD thousands, except Earnings per share data)
	Q2 2009(1)	Q2 2008(1)	Percent Change
Net Revenue	$73,589	$68,218	7.87%
Cost of Sales	$63,102	$55,946	12.79%
Gross Profit	$10,487	$12,272	(14.55%)
Net Operating Expenses	$8,178	$6,423	27.32%
Income from Operations	$2,309	$5,849	(60.52%)
Net Income Attributable to Cogo Group, Inc.(2)	$2,532	$6,466	(60.84%)
EPS Diluted Attributable to Cogo Group, Inc.	$0.07	$0.16	(56.25%)
Non-GAAP EPS Diluted attributable to Cogo Group, Inc.	$0.15	$0.21	(28.57%)

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 6.8302 as of June 30, 2009, US $1 to RMB 6.8591 as of June 30, 2008.
(2)
Included in the Q2 2009 net income attributable to Cogo Group, Inc. was an amount of $2.2 million in respect of share-based compensation expense in accordance with Statement of Financial Accounting Standards of No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) and $1.0 million acquisition related costs including amortization of intangible assets and related deferred taxation. Non-GAAP net income attributable to Cogo Group, Inc., excluding the effects of share-based compensation expense and acquisition related costs, was $5.7 million or $0.15 Non-GAAP EPS Diluted attributable to Cogo Group, Inc. Included in the Q2 2008 net income was an amount of $1.3 million for share-based compensation expense in accordance with SFAS 123R and $0.6 million acquisition related costs including amortization of intangible assets and related deferred taxation.

Recent Developments

On May 30, 2009, the Company closed the acquisition of Mega Smart, one of the pioneers in China’s developing industrial applications market in the electric grid and “smart meter” businesses.

Jeffrey Kang, Chairman & Chief Executive Officer, Cogo Group, Inc. said, “We are excited about the prospects of quickly integrating the sales and engineering talent to the overall Cogo platform. We believe that this transaction will provide a cost efficient way to quickly broaden our exposure to several rapidly growing industrial verticals.  While we have seen an encouraging amount of contract activity already, we note that sales cycles can often be lengthy and forecasting the timing of generating revenue is difficult.  With China’s broad-based government infrastructure stimulus plan, we are excited about the growth prospects of the industrial applications market going into 2010.”

Financial Results

Net revenue for the second quarter was $73.6 million, an increase of 7.9% compared to $68.2 million reported for the second quarter of last year. The net revenue breakdown is as follows: $23.6 million, or 32.0% of total revenue for mobile handsets, similar to the same period in 2008; $18.6 million, or 25.2% of total revenue for telecommunications equipment, representing a 6.9% decrease year-over-year; and $21.8 million, or 29.6% of total revenue for digital media products, similar to the same period in 2008. The Company also generated $8.6 million in revenue, or 11.7% of total revenue, representing a 241.6% year-over-year increase, from component sales relating to industrial business, which includes industrial solutions targeted at the electrical grid and railway sectors.  The Company’s service business contributed $1.1 million in net revenues for the second quarter and accounted for approximately 1.5% of total net revenue.

Cost of sales, which includes the aggregate purchase cost of components from suppliers and the direct cost of services, was $63.1 million, compared to $55.9 million in the same period last year, representing an increase of 12.8% year-over-year. Gross profit for the second quarter was $10.5 million, down 14.6% compared to the $12.3 million during the second quarter of last year. Gross margin for the second quarter decreased to 14.3%, compared to 18.0% reported during the second quarter of 2008, primarily attributable to intense market competition in the mobile handset and digital media end markets resulted in the reducing selling price strategy adopted by the Company since late 2008.

Selling, general and administrative expenses totaled $5.9 million, up 20.6%, compared to $4.9 million reported for the second quarter of last year. The increase was mainly attributable to an additional charge of doubtful account of $2.0 million for the three months ended June 30, 2009 as compared to $0.4 million for the same period of 2008. The additional charge of doubtful account was due to certain receivable balances being overdue in which the assessment of recoverability is remote.   Research and development (“R&D”) expenses increased by 49.5% to $2.4 million compared to $1.6 million in the second quarter of 2008. The increase was mainly attributable to share-based compensation awards granted to senior and management level R&D staff during the first quarter of 2009 which increased share-based compensation cost of $0.9 million as compared to the corresponding period in 2008.

Income from operations was $2.3 million, down 60.5% as compared to $5.8 million for the second quarter of 2008. Operating margin for the second quarter was 3.1% versus 8.6% for the second quarter of 2008. Excluding the effects of share-based compensation and acquisition-related costs including amortization of intangible assets, operating margin would have been 7.7% for the second quarter of 2009, compared to 11.9% for the same period in 2008. The effective tax rate for the second quarter of 2009 was 10.4%, compared to 4.7% for the same period in 2008. The increase in the effective tax rate was primarily due to the expiration of a tax holiday for certain subsidiaries in Shenzhen. Noncontrolling interests’ share of income was $0.05 million as compared to $nil during the same period in 2008.

Net income attributable to Cogo Group, Inc. for the second quarter was $2.5 million or EPS Diluted attributable to Cogo Group, Inc. of $0.07 on a U.S. GAAP basis, compared to net income attributable to Cogo Group, Inc. of $6.5 million, or EPS Diluted attributable to Cogo Group, Inc. of $0.16 in the second quarter of 2008. Included in the second quarter 2009 net income attributable to Cogo Group, Inc. was $2.2 million for share-based compensation expense, $1.0 million for acquisition-related costs (including amortization of intangible assets) and related deferred taxation. Excluding the share-based compensation expense and acquisition-related costs (including amortization of intangible assets) and related deferred taxation, the Company would have reported net income attributable to Cogo Group, Inc. of $5.7 million, or $0.15 Non-GAAP EPS Diluted attributable to Cogo Group, Inc. for the second quarter, as compared to $0.21 for the second quarter of 2008. The weighted average number of shares used in the calculation of diluted EPS attributable to Cogo Group, Inc. was 37.7 million compared to 40.1 million in the second quarter of 2008.

For the six month period ended June 30, 2009, the Company reported revenue of $136.9 million, an increase of 5.5% compared to $129.7 million reported during the first half of 2008. Gross profit was $19.5 million, a decrease of 19.8% compared to $24.3 million reported during the first half of 2008. Gross margin was 14.2% of sales, compared to a gross margin of 18.7% for the same period last year. Net operating expenses were $15.8 million, an increase of 15.6% as compared to $13.6 million for the same period last year. Income from operations was $3.7 million, a decrease of 65.0% from the $10.7 million reported during the prior year period. Non-GAAP operating margins, excluding share-based compensation expense and amortization, were 7.5%, down 4.4% as compared to the same period last year, as a result of the lower gross margin. The Company had an effective tax rate of 10.7% compared to 6.3% during the prior year period. The increase in effective tax rate was primarily due to the expiration of a tax holiday for certain subsidiaries in Shenzhen, as compared to the corresponding period in 2008. Noncontrolling interests’ share of income was $0.08 million as compared to $nil during the first half of 2008. Net income attributable to Cogo Group, Inc. for the half-year period was down 65.5% at $4.1 million, or $0.11 per fully diluted share compared to $11.9 million or $0.30 per fully diluted share for the same period last year.

Balance Sheet

As of June 30, 2009, cash was $101.0 million, down from $108.7 million at March 31, 2009, attributable to payments for acquisitions, increases in accounts receivable and purchases of inventories to cope with business expansion. Pledged bank deposits were $17.0 million as of June 30, 2009 and March 31, 2009. The Company continues to be in a strong financial position with a current ratio of 4.0 to 1. Inventory turnover was 31 days. Accounts receivable were collected in an average of 96 days. Net cash used in operating activities for the six months ended June 30, 2009 was $2.4 million. The Company had bank borrowings of $4.4 million as of June 30, 2009. Total equity was $215.9 million as of June 30, 2009, an increase of 2.3% from $211.1 million as of March 31, 2009.

Business Outlook

Based on current visibility and new business in the pipeline, management is providing 2009 Q3 guidance of $79-80 million in revenue and Non-GAAP EPS Diluted attributable to Cogo Group, Inc. of $0.16-0.17.

Mr. Kang remarked, "I believe that Cogo’s unique business position within the Chinese market together with its breadth of business relationships across a wide range of end markets and large net cash position will support sustained revenue growth in 2009 and into 2010.  Even in this expected continued economic downturn, we are currently in margin expansion mode and expect to show year over year revenue growth every quarter in 2009.  Additionally, we see solid revenue and margin expansion opportunities in 2010." Mr. Kang continued, "We believe that the worst of the China economic situation is behind us and we feel confident about a variety of growth prospects as we head into the second half of 2009 and beyond."

Cogo 2009 Q2 Earnings Results Conference Call

Date/ Time:
August 6, 2009 (Thursday) @ 4:30 PM (ET)

Conference Call:
US/ Canada Toll-Free: 1-877-941-1466
International: +1 (480) 629 9677

Webcast/ Audio Recording:
http://viavid.net/dce.aspx?sid=00006753.

Replay (from 8/06/2009 at 7:30 pm to 8/13/2009 at 11:59 pm ET):
US/ Canada Toll-Free: 1-800-406-7325 (Passcode: 4118604)
International: +1 (303) 590 3030 (Passcode: 4118604)

About Cogo Group, Inc.:
Cogo Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo focuses on the mobile handset, telecommunications equipment, digital media and industrial applications end-markets for their customized design modules while also offering business and engineering services to their large telecommunications equipment vendor customers. Over the last twelve years, Cogo has grown its customer list to include more than 1,200 manufacturers across the mobile handset, telecommunications equipment, industrial and consumer markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For more information:
Investor Relations
www.cogo.com.cn/investorinfo.html
communications@cogo.com.cn
HK: +852 2730 1518
US: +1 (646) 291 8998

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, mobile handset and telecommunications businesses, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent Forms S-1 and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo's consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income attributable to Cogo Group, Inc., which is net income attributable to Cogo Group, Inc.  excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of intangible assets, related deferred taxation and impairment of goodwill, 2) Non-GAAP basic and diluted earnings per share attributable to Cogo Group, Inc., which is basic and diluted earnings per share attributable to Cogo Group, Inc. excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of intangible assets, related deferred taxation and impairment of goodwill, 3) Non-GAAP operating margin, which is operating margin excluding share-based compensation expenses and acquisition related costs such as amortization of intangible assets, and 4) Non-GAAP income from operation, which is income from operation excluding share-based compensation expenses and acquisition related costs such as amortization of intangible assets. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Unaudited Reconciliation of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of intangible assets that may not be indicative of its operating performance from a cash perspective. Cogo believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Cogo's historical performance and liquidity. Cogo computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Cogo believes these Non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income attributable to Cogo Group, Inc., Non-GAAP basic and diluted earnings per share attributable to Cogo Group, Inc., Non-GAAP income from operations and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation expenses and acquisition related costs such as amortization and impairment of intangible assets, related deferred taxation and impairment of goodwill that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended June 30,
	2009	2009	2008
	USD’000	RMB’000	RMB’000
Net revenue
Product sales	72,526	495,366	463,897
Services revenue	1,063	7,263	4,020
	73,589	502,629	467,917
Cost of sales
Cost of goods sold	(62,245)	(425,147)	(381,223)
Cost of services	(857)	(5,856)	(2,517)
	(63,102)	(431,003)	(383,740)
Gross profit	10,487	71,626	84,177
Selling, general and administrative expenses	(5,866)	(40,058)	(33,364)
Research and development expenses	(2,354)	(16,076)	(10,800)
Other operating income	42	286	108
Income from operations	2,309	15,778	40,121
Interest expense	(70)	(478)	(587)
Interest income	640	4,369	6,990
Earnings before income taxes	2,879	19,669	46,524
Income tax expense	(299)	(2,045)	(2,173)
Net income	2,580	17,624	44,351
Less net income attributable to noncontrolling interest	(48)	(327)	-

Net income attributable to Cogo Group, Inc.	2,532	17,297	44,351

	USD	RMB	RMB
Earnings per share attributable to Cogo Group, Inc.
Basic	0.07	0.48	1.14
Diluted	0.07	0.46	1.11

Weighted average number of common shares outstanding
Basic		36,330,036	39,035,887
Diluted		37,698,805	40,094,428

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,		December 31,
	2009	2009	2008
	USD’000	RMB’000	RMB’000
Assets
Current assets:
Cash	101,014	689,949	686,379
Pledged bank deposits	17,000	116,113	115,983
Accounts receivable, net	77,574	529,850	497,992
Bills receivable	1,450	9,902	13,555
Inventories	21,357	145,870	95,855
Prepaid expenses and other receivables	2,804	19,152	20,211
Total current assets	221,199	1,510,836	1,429,975
Property and equipment, net	2,312	15,789	17,993
Goodwill and intangible assets, less accumulated amortization, RMB57,940 (USD8,483) in 2009 and RMB42,819 in 2008	51,563	352,189	237,234
Other assets	93	632	1,608
Total Assets	275,167	1,879,446	1,686,810
Liabilities and equity
Current liabilities:
Accounts payable	13,883	94,819	107,512
Bank borrowings	4,444	30,351	-
Income taxes payable	1,182	8,075	8,225
Accrued expenses and other liabilities	36,092	246,516	141,925
Total current liabilities	55,601	379,761	257,662
Deferred tax liabilities	3,655	24,967	19,693
Total liabilities	59,256	404,728	277,355
Equity
Common stock:
Par value: USD 0.01
Authorized 200,000,000 shares
Issued: 39,935,232 shares
Outstanding: 35,990,821 shares in 2009
35,231,661 shares in 2008	476	3,248	3,196
Additional paid in capital	173,211	1,183,066	1,146,840
Retained earnings	80,841	552,161	524,240
Accumulated other comprehensive loss	(15,689)	(107,157)	(107,645)
	238,839	1,631,318	1,566,631
Less cost of common stock in treasury, 3,944,411 shares in 2009 and 2008	(23,819)	(162,687)	(162,687)
Total Cogo Group, Inc. equity	215,020	1,468,631	1,403,944
Noncontrolling interest	891	6,087	5,511
Total equity	215,911	1,474,718	1,409,455
Total liabilities and equity	275,167	1,879,446	1,686,810

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

	Three Months ended June 30,
	2009	2008
	$'000	$'000
Net Income
GAAP net income attributable to Cogo Group, Inc.	2,532	6,466
Share-based compensation expense	2,183	1,297
Acquisition related costs - amortization of intangible assets and related deferred taxation	966	605
Non-GAAP net income attributable to Cogo Group, Inc.	5,681	8,368

Income from operation
GAAP income from operations	2,309	5,849
Share-based compensation expense	2,183	1,297
Acquisition related costs - amortization of intangible assets	1,146	941
Non-GAAP income from operation	5,638	8,087

Operating Margin
GAAP operating margin	3.1%	8.6%
Non-GAAP operating margin	7.7%	11.9%

Earnings per share	$	$
GAAP net income attributable to Cogo Group, Inc. per common share- Basic	0.07	0.17
GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.07	0.16

Non-GAAP net income attributable to Cogo Group, Inc. per common share- Basic	0.16	0.21
Non-GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.15	0.21

Weighted average number of common shares outstanding
Basic	36,330,036	39,035,887
Diluted	37,698,805	40,094,428